EXHIBIT 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Net loss allocable to common shareholders decreases by 69% over first quarter 2008 results

PORTLAND, OR – May 6, 2009 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2009.

For the quarter ended March 31, 2009, Bioject reported revenues of $2.0 million compared to $1.8 million reported in the comparable year-ago quarter. Product sales for the first quarter of 2009 were $1.9 million compared to $1.7 million in the year-ago quarter. License and technology fees for the first quarter of 2009 were $128,000 compared to $132,000 in the comparable year ago period. Operating expenses for the first quarter of 2009 were $2.2 million compared to $2.5 million in the comparable 2008 first quarter, a 14% decrease. The Company reported a first quarter 2009 operating loss of $176,000 compared to an operating loss of $702,000 in the prior year comparable period, a 75% decrease. Included in the current quarter operating loss of $176,000 is $271,000 of non-cash charges comprised of $107,000 in non-cash compensation expense related to the fair value of stock-based awards, warrants and stock funding and $164,000 of depreciation and amortization. The Company reported a first quarter 2009 net loss allocable to common shareholders of $237,000 compared to net loss allocable to common shareholders of $764,000 in the comparable year-ago quarter, a 69% decrease. Cash and cash equivalents at March 31, 2009 totaled $1.0 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended March 31, 2009 was $0.01 per share on 16.6 million weighted average shares outstanding compared to a net loss allocable to common shareholders of $0.05 per share on 15.5 million weighted average shares outstanding for the same period last year.

“Our first quarter results demonstrate our determination to continue to move the organization forward in today’s difficult economic climate. We are pleased to report that product sales were up 10% and that operating loss declined by 75% in the first quarter of 2009 as compared to the same period in the prior year and our net loss decreased 69% over the year-ago quarter. We continue to focus on improving our financial outlook and work on securing additional financing, and the holders of our convertible debt due in May 2009 have agreed to extend the maturity date of the debt until July 2009,” said Ralph Makar, President and CEO. “Our first quarter focus on advancing our next generation spring-powered device technology with auto-disable syringes has resulted in our successfully meeting a significant milestone of delivering working prototypes for a new companion animal device to Merial Limited and also in gaining FDA 510(k) clearance for our new ZetaJetTM device, which provides unique competitive differentiation for a wide range of human injectables. Our challenge now is to identify and maximize the strategic partnership opportunities going forward,” commented Ralph Makar.

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2009 on Thursday, May 7, 2009 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to obtaining financing. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that financing will not be available to the company on acceptable terms or at all. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
RESULTS OF OPERATIONS:
Revenue
Net sales of products	$1,857	$1,681
Licensing and technology fees	128	132

	1,985	1,813

Operating Expenses
Manufacturing	1,143	1,188
Research and development	437	594
Selling, general and administrative	581	733

Total operating expenses	2,161	2,515

Operating loss	(176)	(702)
Other income (expense), net	(49)	49
Preferred stock dividend	(12)	(111)

Net loss allocable to common shareholders	$(237)	$(764)

Basic and diluted net loss per common share allocable to common shareholders	$(0.01)	$(0.05)

Shares used in per share calculations	16,613,432	15,484,400

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$994	$1,352
Accounts receivable	1,471	477
Inventories	888	1,007
Other	56	75

	3,409	2,911
Property and equipment, net	1,473	1,609
Other assets, net	1,277	1,277

Total assets	$6,159	$5,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term notes payable	$547	$689
Current portion of long-term debt	663	651
Accounts payable and accrued liabilities	1,887	1,353
Derivative liabilities	24	23
Deferred revenue	490	490

	3,611	3,206
Long term liabilities:
Deferred revenue	1,386	1,348
Other long-term liabilities	346	310
Shareholders’ equity:
Preferred stock	8,040	8,027
Common stock	114,070	113,963
Accumulated deficit	(121,294)	(121,057)

	816	933

Total liabilities and shareholders’ equity	$6,159	$5,797

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